EXHIBIT 10.1

SPARTAN STORES, INC.

DETERMINATION OF THE
COMPENSATION COMMITTEE
OF THE
BOARD OF DIRECTORS

July 31, 2009

                    The Compensation Committee of the Board of Directors of Spartan Stores, Inc. (the "Committee") hereby makes this determination pursuant to the authority granted to the Committee under Section 9.1 of the Spartan Stores, Inc. Stock Incentive Plan of 2005 (the "Plan").

                    The Committee has determined that with respect to any Incentive Award (as that term is defined in the Plan) granted under the Plan after the date of this determination, the term "Change in Control" shall have the meaning set forth in the Spartan Stores, Inc. Supplemental Executive Retirement Plan, as amended ("SERP"), except that a Change in Control described under Sections 5.1(c) and 5.1(d) of the SERP shall not occur by reason of a vote of the shareholders, but shall occur upon the consummation of the reorganization, merger, consolidation, plan of complete liquidation or dissolution, or sale or other disposition of all or substantially all of the assets of the Company approved by the Company's shareholders (each a "Transaction"). No Incentive Award granted under the Plan after July 31, 2009 shall become immediately vested, exercisable, nonforfeitable, or otherwise accelerated under Section 9.1 of the Plan unless and until the consummation and effective time of such Transaction.

                    This determination shall be binding for all Incentive Awards granted under the Plan after July 31, 2009. This determination shall affect only the Plan and shall have no effect on the rights of holders of any Incentive Award granted before the date of this determination, or the rights of any participant in any other Spartan Stores, Inc. compensation or benefit plan.

                    This determination is conditioned upon the approval by the Company's shareholders of a proposed amendment to the Plan that would increase the number of authorized shares under the Plan from 1,200,000 shares to 2,200,000 shares (the "Amendment"). If the Company's shareholders do not approve the Amendment at the Company's 2009 Annual Meeting of Shareholders to be held on August 12, 2009 or any adjournment thereof, then this determination shall become void and have no force or effect without any further action by the Committee.